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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person

  Brandt                          Lacey                           P.
  ------------------------------------------------------------------------------
      (Last)                      (First)                        (Middle)

  c/o Object Design, Inc.
      25 Mall Road
  ------------------------------------------------------------------------------
                                 (Street)

  Burlington                        MA                              01803
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      (City)                      (State)                           (Zip)


2.Issuer Name and Ticker or Trading Symbol    Object Design, Inc. ("ODIS")
                                           -------------------------------------

3.IRS or Social Security Number of Reporting Person (Voluntary)
                                                                ----------------

4.Date of Event Requiring Statement (Month/Year)              04/99
                                                  ------------------------------

5.If Amendment, Date of Original (Month/Day/Year)
                                                 -------------------------------

6.Relationship of Reporting Person to Issuer (Check all applicable)

  [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                      (give title below)                       (specify below)

                             Chief Financial Officer
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7.Individul or Joint/Group Filing (Check Applicable Line)

  [X] Form filed by one reporting person

  [ ] Form filed by more than one reporting person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Common Stock                    04/30/99   P      V     1,282      A        $3.0547         5,668                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)


                                                                                            /s/Lacey Brandt                 05/04/99
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  ------------------------------- --------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                **Signature of Reporting Person   Date

                                                                                            BY:  Lacey Brandt
                                                                                                 Chief Financial Officer


Note: File three copies of this Form, one of which must be manually signed.                                              Page 2 of 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7-96)
